Exhibit 99.2

Sino-Global Announces Full Year 2008 Results

Monday September 29, 5:00 pm ET

Company achieves top-line growth of 49.5%; Issues 2009 full-year revenue guidance

BEIJING, Sept. 29 /Xinhua-PRNewswire/ -- Sino-Global Shipping America, Ltd. (Nasdaq: SINO - News; "Sino-Global"), a leading, non-state-owned provider of shipping agency services operating primarily in China, today announced its selected audited financial results for the full year ended June 30, 2008 and offered revenue guidance for the full year ending June 30, 2009.

Highlights for the Full Year of 2008

•	On May 21, 2008, Sino-Global's common stock was listed on the NASDAQ Capital Market.
•	Revenues were US$15.1 million in 2008, an increase of 49.5% from US$10.9 million in 2007.
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On July 3, 2008, Sino-Global established a wholly-owned operating subsidiary in Perth, Australia, Sino-Global Australia, which enabled the company to expand its offering of comprehensive shipping agency services to and from ports in Western Australia.

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On August 1, 2008, Sino-Global signed an agency agreement with Monson Agencies Australia. Under the agreement, both agencies will provide shipping agency services under their respective brands in both Chinese and Australian ports.

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On September 22, 2008, Sino-Global incorporated its second wholly-owned operating subsidiary outside of Mainland China. Sino-Global Shipping HK Limited will become Sino-Global's control and management center for southern Chinese ports and will enable Sino-Global to extend its offering of comprehensive shipping agency services to vessels going to and from one of the world's busiest ports.

"In our first earnings period as a public company, I'm pleased to report strong top-line growth for our full fiscal year of 2008," said Mr. Cao Lei, Sino-Global's chief executive officer. "While the world economy is undergoing an uncertain adjustment, I'm encouraged that China continues to show a consistently strong demand for iron ore, which is the most common product shipped by our clients. As heightened fuel prices force shippers to cut costs, I'm confident that our efficient, high-quality shipping services, which are designed to save our clients time and money, will continue to be in high demand. This, coupled with our expanding operations and geographic coverage, should provide us with healthy growth going forward."

"In addition to incurring substantial one-time costs associated with becoming a public company, our bottom line was also affected by the costs of services, which represent expenses we pay out on behalf of our clients as their ships dock in a port to load and unload cargo," said Mr. Mingwei Zhang, Sino-Global's chief financial officer. "As we pay local port costs in Chinese yuan and receive payment from our clients in U.S. dollars, the fluctuation of the yuan against the U.S. dollar affects our revenues and expenses. In fact, the percentage increase of our costs of services was nearly the same as that of the yuan's appreciation against the U.S. dollar. Going forward, we expect that our operations in Australia and Hong Kong will help us hedge against dollar depreciation by allowing us to receive payments from clients in currencies other than the U.S. Dollar. In addition, we will also balance the asset allocations in our subsidiaries in different countries to help mitigate from foreign exchange risk."

"In July, we also established a subsidiary in Perth, Australia to capitalize on Australia's iron ore export trade to China, which led to a subsequent partnership with Monson Agencies throughout Australia," continued Mr. Cao. "This partnership model allows us to quickly increase the number of ships we serve while incurring minimal start-up costs. In the coming year, we intend to continue pursuing other international partnership opportunities while implementing an active expansion plan within China with a goal of opening five to ten new local offices in Chinese ports during the fiscal year 2009. We are excited about the prospect of leveraging the partnership model to reduce expansion costs per port below the level we projected in our initial public offering."

Financial Results for Full Year 2008

Revenues

Revenues increased to US$15.1 million in 2008, an increase of 49.5% from US$10.1 million 2007.

The company noted that revenues are primarily generated in two ways: "fixed fees" that are predetermined with a customer and "cost-plus fees," which are calculated using the actual costs incurred plus a mark-up. Strong revenue growth in 2008 was primarily driven by an increase in the number of ships served, which reached 217 in 2008, an increase of 17.3% from 185 in 2007.

Costs of Services

Costs of services were US$12.4 million in 2008, an increase of 64.7% from US$7.5 million in 2007. Costs of services represent the expenses Sino-Global pays out on behalf of its clients when a ship docks in a port to load and unload cargo. The company typically incurs the costs of services on behalf of the customers at China's local ports in Chinese yuan and then receives U.S. dollars from the customers in return. As a percentage of total revenues, costs of services increased 82.0% in 2008 from 74.4% in 2007, which was in line with the devaluation of U.S. dollars against Chinese yuan in the same periods, from RMB7.6155; US$1.00 in 2007 to RMB6.8591; US$1.00 in 2008, respectively, representing a 9.93% increase of Chinese yuan against U.S dollar.

Gross profit was US$2.7 million in 2008, an increase of 5.3% from US$2.6 million in 2007. Gross margin was 18.0% in 2008, compared to 25.6% in 2007. The company noted that it receives agency fees in U.S. dollars, pays port charges in yuan and that the fluctuating value of the yuan against the U.S. dollar has had a significant impact on gross margins.

Operating Expenses

General and administrative expenses were US$2.3 million in 2008, an increase of 101.6% from US$1.2 million in 2007. The increase in general and administrative expenses was mainly due to expenses related to becoming a public company on the NASDAQ Capital Market and additional expenses incurred in establishing a wholly-owned foreign subsidiary, Trans Pacific, as well as increasing headcount, depreciation expenses, office renting expenses and expenses for legal, accounting and other professional services.

Selling expenses were US$0.2 million in 2008, an increase of 23.9% from US$0.1 million in 2007. Although selling expenses increased $36,851 in 2008, they decreased as a percentage of the total revenues to 1.26% in 2008 from 1.52% in 2007. The company expects selling expenses to increase in absolute amount and may increase as a percentage of total net revenues in the near- term, due to the increase in the number of ships served and increased competition in service charges.

Operating Profit

Operating profit was US$0.2 million in 2008, a decrease of 86.1% from US$1.2 million in 2007. The notable decrease in operating profit was due to an increase in costs of services and general and administrative expenses. Operating margin was 1.2% in 2008 compared to 12.5% in 2007.

Financial income was US$0.2 million in 2008, an increase of 102.9% from US$22,125 in 2007.

Income tax expenses were US$0.2 million in 2008, an increase of 78.3% from US$0.1 million in 2007. The company recorded more tax liabilities on reduced operating profits because Sino-Global generated more operating profits before tax in 2008 that were subject to U.S. taxation than in 2007. Income tax rates in the United States are notably higher than the income tax in China. Sino- Global recorded income tax expenses of $246,667 in year 2008, compared to its income tax expenses of $138,291 in 2007.

Net Income

Net income was US$0.1 million in 2008, a decrease of 87.1% from US$1.0 million in 2007. Net margin was 0.9% in 2008, compared to 10.3% in 2007.

Basic and diluted earnings per share in 2008 were US$0.07, a decrease of 88.3% from US$0.58 in 2007.

PRC enterprise income tax is calculated based on taxable income determined under PRC GAAP. Sino-Global Shipping Agency, Ltd. ("Sino-China"), which we control through contractual arrangements with our wholly owned subsidiary, Trans Pacific Shipping Limited (''Trans Pacific''), is registered as a PRC domestic company and governed by the Enterprise Income Tax Laws of the PRC. Its taxable incomes are subject to an enterprise income tax rate of 33%. The 5th Session of the 10th National People's Congress amended the Enterprise Income Tax Law of PRC that became effective on January 1, 2008. The newly amended Enterprise Income Tax Law introduces a wide range of changes which include, but are not limited to, the unification of the income tax rate for domestic-invested and foreign-invested enterprises at 25%. This change has reduced the income tax rate paid by Sino-China from 33% to 25% since January 1, 2008. This affects the dividends payable by Sino-China to Trans Pacific and, ultimately, to us. In addition, according to the amended detailed implementation and administrative rules, the new income tax law broadens the tax reductions in terms of categories and extents for the domestic companies. We expect the new income tax law will bring with it a positive impact on our company's net profits in 2008 and onwards.

Other Select Data

As of June 30, 2008, the company had US$9.6 million in cash and cash equivalents and short-term investments, compared to US$0.5 million in 2007. Net cash generated from operating activities and capital expenditures for the full year 2008 was US$0.7 million and US$0.5 million, respectively. Mr. Cao noted that the cash on hand at June 30, 2008 for Sino-Global exceeded the amount immediately after the closing of the company's IPO, stating that the company was pleased about its efficient execution on its strategic goals to date.

As of June 30, 2008 the company had 62 employees compared to 46 employees on June 30, 2007.

Business Outlook for the Full Year of 2009

The company expects 2009 revenues to be in the range of approximately US$22.6 million to US$24.9 million, representing annual growth of 50% to 65% over 2008. This forecast is a current and preliminary view and is subject to change.

About Sino-Global Shipping America, Ltd.

Registered in the United States in 2001 and operating primarily in Mainland China, Sino-Global is a leading, non-state-owned provider of high- quality shipping services. With local branches in six of China's 76 ports and contractual arrangements in all those where it does not have branch offices, Sino-Global is able to offer efficient, high-quality services to shipping companies entering Chinese ports. With a subsidiary in Perth, Australia, where it has a contractual relationship with a local shipping agency, Sino-Global provides complete shipping agent services to companies involved in trades between Chinese and Australian ports. Sino-Global also operates a subsidiary in Hong Kong, China, to provide comprehensive shipping agent services to vessels going to and from this world's busiest ports.

Sino-Global provides ship owners, operators and charters with comprehensive yet customized shipping services including intelligence, planning, real-time analysis and on-the-ground implementation and logistics support. Sino-Global has achieved both ISO9000 and UKAS certifications.

Forward-Looking Statements

No statement made in this press release should be interpreted as an offer to purchase any security. Such an offer can only be made in accordance with the Securities Act of 1933, as amended, and applicable state securities laws. Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties as identified in Sino-Global's filings with the Securities and Exchange Commission. Actual results, events or performance may differ materially. Readers are cautioned not to place undo reliance on these forward- looking statements, which speak only as the date hereof. A number of factors could cause actual results to differ materially from those contained in any forward-looking statement, including but not limited to the following: Sino- Global's anticipated growth strategies; Sino-Global's future business development, results of operations and financial condition; expected changes in the company's revenues and certain cost or expense items; Sino-Global's ability to attract customers and leverage its brand; Sino-Global's timely receipt of payment from customers under new and existing contracts; trends and competition in the shipping and shipping agency industries; the company's ability to hire, train and retain qualified managerial and other employees; the company's ability to develop and market new services in a timely and cost- effective manner; the expected growth of the Chinese economy and the shipping industry in particular; fluctuations in currency exchange rates; applicable tax rates; the continued viability of the partnership model of expansion; and Sino-Global's ability to leverage our subsidiaries located outside the U.S. for tax and revenue benefits. Sino-Global undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

For investor and media inquiries, please contact:

In the United States:
Ms. Manxi Liu
Ogilvy Financial, New York
Tel: +1-212-880-5361
Email: Manxi.Liu@ogilvypr.com

In China:
Ms. Flora Tian
Ogilvy Financial, Beijing
Tel: +86-10-8520-6524
Email: Flora.Tian@ogilvy.com